UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

March 28, 2005

Date of Report (Date of earliest event reported):

Commission File Number: 0-32593

-----------------------------------

Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma                                                                                                     73-1599600

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

115 West 7th Street, Suite 1400, Fort Worth, Texas 76102

(Address of principal executive offices)

  (877) 329-8388

(Issuer's telephone number, including area code)

Item 1.01    Entry Into a Material Definitive Agreement

    On March 28, 2005, Wentworth Energy, Inc. ("Wentworth" or the "Company") entered into an Option Agreement with the limited liability members and interest holders of KLE Mineral Holdings, LLC, a Kentucky Limited Liability Company ("KLE"), Sam P. Burchett and Stephen G. Lunn (respectively the "Sellers").  Pursuant to that agreement, Wentworth has acquired an option to purchase all of the issued and outstanding membership interests of KLE in exchange for $50,000 payable at execution of the Option Agreement and $10,000 per month until the acquisition of the interests is completed.  The Option Agreement is attached hereto as Exhibit 10.1.

    On March 28, 2005, Wentworth entered into an Acquisition Agreement with the Sellers.  Pursuant to the terms of the Acquisition Agreement, Wentworth has agreed to purchase all of the ownership interests of KLE in exchange for payment of $12,250,000.  The total payment amount of $12,250,000 is payable as follows:  7,500,000 shares of the Company's common stock shall be issued to the Sellers and shall be deemed to have a value of $1.50 per share and payment of $1,000,000 in cash.  The Closing of this acquisition shall take place between June 1, 2005 and August 31, 2005 and the Agreement also calls for the appointment of two (2) individuals, designated by the Sellers, to the Company's Board of Directors.  Any payments made to the Sellers pursuant to the Option Agreement shall be deducted from the $1,000,000 cash payment.  The Option Agreement is attached hereto as Exhibit 10.2.

Item 9.01    Financial Statements and Exhibits

     10.1        Option Agreement between Wentworth Energy, Inc. and the limited liability members and interest holders of KLE Mineral Holdings, LLC, a Kentucky Limited Liability

                    Company ("KLE"), Sam P. Burchett and Stephen G. Lunn, dated March 28, 2005

      10.2       Acquisition Agreement between Wentworth Energy, Inc. and the limited liability members and interest holders of KLE Mineral Holdings, LLC, a Kentucky Limited Liability       Company ("KLE"), Sam P. Burchett and Stephen G. Lunn, dated March 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2005

WENTWORTH ENERGY, INC.

/s/ Gordon McDougall

     Gordon McDougall,

     Director